Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

Dated as of August 1, 2014

TO THE INDENTURE

Dated as of April 29, 2014

by

RCS CAPITAL CORPORATION,

as Issuer

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of August 1, 2014, is made by RCS CAPITAL CORPORATION, a Delaware corporation (the “Issuer”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, an Indenture dated as of April 29, 2014, was executed by and among the Issuer and the Trustee, relating to the Issuer’s 5.00% Convertible Senior Notes due 2021 (the “Notes”) (the “Indenture”);

WHEREAS, pursuant to Section 10.01(h) of the Indenture, the Issuer and the Trustee may enter into a supplemental indenture in order to conform the provisions of the Indenture to the description of the convertible notes in the Commitment Letter;

WHEREAS, Section 14.01 of the Indenture, as amended pursuant to the First Supplemental Indenture, dated as of May 5, 2014, reads as follows: “Each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note at any time prior to the close of business on the Business Day immediately preceding the Maturity Date, in each case, at an initial conversion rate of the lower of (x) 47.2144 shares of Common Stock, or (y) if on or before such date the Issuer successfully completes a Well-Marketed, Underwritten Public Offering of Common Stock, 115% of the price at which the Common Stock is sold to the public in such offering (subject to adjustment as provided in this Article 14, the “Conversion Rate”) per $1,000 principal amount of Notes (subject to, and in accordance with, the settlement provisions of Section 14.02, the “Conversion Obligation”)”;

WHEREAS, consistent with the Commitment Letter, the word “lower” in Section 14.01 of the Indenture should have instead been the word “greater”;

WHEREAS, the Issuer’s Common Stock in the Well-Marketed, Underwritten Public Offering of Common Stock was sold at a price equal to $20.25 and, as a result, under clause (y) of Section 14.01 of the Indenture, each $1,000 principal amount of Notes would be converted into 42.9415 shares of Common Stock, which is less than 47.2144 shares of Common Stock determined under clause (x) of Section 14.01;

WHEREAS, in accordance with Section 10.01 of the Indenture, this Second Supplemental Indenture shall amend the Indenture as set forth herein;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree to the following provisions:

Article 1

AMENDMENTS TO THE INDENTURE

Section 1.1 Amendment to Section 14.01 of the Indenture. Section 14.01 of the Indenture shall be amended and restated in its entirety as follows: “Each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note at any time prior to the close of business on the Business Day immediately preceding the Maturity Date, in each case, at an initial conversion rate of 47.2144 (subject to adjustment as provided in this Article 14, the “Conversion Rate”) per $1,000 principal amount of Notes (subject to, and in accordance with, the settlement provisions of Section 14.02, the “Conversion Obligation”).”

Article 2

MISCELLANEOUS

Section 2.1 Trustee Matters. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee is not responsible for the validity or sufficiency of this Second Supplemental Indenture, or for the recitals contained herein.

Section 2.2 Ratification. The Indenture is in all respects ratified and confirmed, and the Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument; provided that in case of conflict between this Second Supplemental Indenture and the Indenture, this Second Supplemental Indenture shall control.

Section 2.3 Counterpart Originals. This Second Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 2.4 Severability. In the event any one or more provisions contained in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.5 Effect of Headings. The Article and Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.6 Defined Terms. Any capitalized term used but not defined herein shall have the meaning set forth in the Indenture.

Section 2.7 Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

IN WITNESS WHEREOF, the undersigned have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

RCS CAPITAL CORPORATION

By: /s/ William M. Kahane

Name: William M. Kahane
Title: President

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By: /s/ Jane Schweiger

Name: Jane Schweiger
Title: Vice President

(Second Supplemental Indenture)